UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 12, 2016

SIMON PROPERTY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14469 (Commission File Number)	04-6268599 (IRS Employer Identification No.)

225 WEST WASHINGTON STREET INDIANAPOLIS, INDIANA (Address of principal executive offices)	46204 (Zip Code)

Registrant’s telephone number, including area code:  317.636.1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a)                   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 12, 2016, the Audit Committee of the Board of Directors of Simon Property Group, Inc. (the “Company”), acting on the recommendation of management, and after consultation with Ernst & Young LLP, the Company’s independent registered public accounting firm, concluded that the Company should amend and restate its previously issued interim consolidated financial statements contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 solely to reflect the recognition of the non-cash gain described in Item 8.01 below.  The Company has filed amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 solely to reflect the recognition of the non-cash gain (the “Amended 2015 Form 10-Q/As”).  Changes relating to the recognition of the non-cash gain are the only changes reflected in the Amended 2015 Form 10-Q/As, and the non-cash gain does not affect previously reported cash flows generated from operating activities or the Company’s non-GAAP measures (funds from operations, net operating income and comparable property net operating income) for any period.  See Item 8.01 below.

ITEM 8.01 Other Events.

During the preparation of the financial statements of the Company for the year ended December 31, 2015, the Company’s year end reporting procedures and controls identified that a non-cash gain of $206.9 million, solely related to the Company’s equity method investment in Klépierre SA (“Klépierre”) and Klépierre’s acquisition of Corio N.V. (“Corio”) in January, 2015 needed to be recorded in the first quarter of 2015.  Klépierre issued 114 million additional shares of its common stock in connection with its acquisition of Corio which effectively reduced the Company’s percentage ownership interest in Klépierre common shares from 28.9% to 18.3% during the quarterly period ending March 2015.  As a result of Klépierre’s issuance of additional shares and the reduction in the Company’s ownership interest, the Company is required to recognize a gain (or loss) based on the difference in Klépierre’s issue price per share as compared to the Company’s carrying value per Klépierre share.  This non-cash gain is recognized in the Company’s net income in the period the change of its ownership interest occurred.  The Company sold no shares of Klépierre in 2015 in connection with Klépierre’s Corio acquisition or otherwise.

Additionally, on May 11, 2015, the Company purchased an additional 6.3 million shares of Klépierre increasing its ownership from 18.3% to 20.3%.

Changes relating to the recognition of the $206.9 million non-cash gain are the only changes reflected in the Amended 2015 Form 10-Q/As, and the non-cash gain does not affect previously reported cash flows generated from operating activities or the Company’s non-GAAP measures (funds from operations, net operating income and comparable property net operating income) for any period.

The Company’s unaudited consolidated balance sheets and unaudited consolidated statements of operations and comprehensive income for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 were amended and restated in the Amended 2015 Form 10-Q/As to reflect the recognition of the $206.9 million non-cash gain.  The following tables summarize the effects of the amendments and restatements:

	As of and for the Three Months Ended March 31, 2015
	Previously Reported	Adjustment	Restated
	(amounts in thousands, except per share data)
Consolidated Statements of Operations and Comprehensive Income:
Gain upon acquisition of controlling interests and sale or disposal of assets and interests in unconsolidated entities, net	$—	$206,927	$206,927
Consolidated net income	$425,508	$206,927	$632,435
Basic and diluted earnings per common share	$1.16	$0.57	$1.73
Consolidated Balance Sheets:
Investment in Klépierre, at equity	$1,516,749	$206,927	$1,723,676
Total stockholders’ equity	$4,936,445	$176,934	$5,113,379
Noncontrolling interests	$828,618	$29,993	$858,611

	As of and for the Six Months Ended June 30, 2015
	Previously Reported	Adjustment	Restated
	(amounts in thousands, except per share data)
Consolidated Statements of Operations and Comprehensive Income:
Gain upon acquisition of controlling interests and sale or disposal of assets and interests in unconsolidated entities, net	$16,339	$206,927	$223,266
Consolidated net income	$980,035	$206,927	$1,186,962
Basic and diluted earnings per common share	$2.69	$0.57	$3.26
Consolidated Balance Sheets:
Investment in Klépierre, at equity	$1,803,746	$206,927	$2,010,673
Total stockholders’ equity	$4,442,881	$176,934	$4,619,815
Noncontrolling interests	$736,268	$29,993	$766,261

	As of and for the Nine Months Ended September 30, 2015
	Previously Reported	Adjustment	Restated
	(amounts in thousands, except per share data)
Consolidated Statements of Operations and Comprehensive Income:
Gain upon acquisition of controlling interests and sale or disposal of assets and interests in unconsolidated entities, net	$16,339	$206,927	$223,266
Consolidated net income	$1,472,530	$206,927	$1,679,457
Basic and diluted earnings per common share	$4.04	$0.57	$4.62
Consolidated Balance Sheets:
Investment in Klépierre, at equity	$1,801,587	$206,927	$2,008,514
Total stockholders’ equity	$4,392,341	$176,934	$4,569,275
Noncontrolling interests	$728,038	$29,993	$758,031

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 13, 2016

SIMON PROPERTY GROUP, INC.

	By:	/s/ Andrew A. Juster
Andrew A. Juster
Executive Vice President and Chief
Financial Officer